                                                                    EXHIBIT 99.1


                       PEGASUS COMMUNICATIONS CORPORATION
       REPORTS RESULTS FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2000

        Net Revenues increase 105% and Pre-marketing Cash Flow grows 127%
                                 for the quarter
                    Subscribers up 100% as compared to 1999
               Gross subscriber additions up 117% for the quarter

BALA CYNWYD, PA, February 15, 2001 - Pegasus Communications Corporation (NASDAQ:
PGTV) today reported financial results for the three-month and twelve-month periods ended December 31, 2000. Results, which are attached, are in thousands except per share and per subscriber data.

Summary of Operating Results
----------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                   Three Months Ended                        Year Ended
                                                      December 31,                          December 31,
                                                 2000        1999       Change         2000        1999        Change
                                                 ----        ----       ------         ----        ----        ------
Net Revenues*                                 $201,529     $98,075        105%      $617,508     $322,768         91%

Pre-marketing Cash Flow*                       $59,048     $26,060        127%      $178,326      $92,494         93%
Pre-marketing Cash Flow per
common share*                                    $1.07       $0.66         62%         $3.58        $2.45         46%

Net loss applicable to common
shares**                                      ($73,944)   ($50,490)        46%     ($201,817)   ($201,519)          0%
Net loss per common share**                     ($1.34)     ($1.28)         5%        ($4.05)      ($5.34)        (24%)
Weighted average common shares
outstanding (000's)**                           55,030      39,505         39%        49,840       37,750          32%

Subscriber Acquisition Costs (SAC)             $58,352     $29,054        101%      $169,998     $117,774          44%
Cash flow from operations                         $696     ($2,994)       n.m.        $8,328     ($25,280)        n.m.

Subscriber Data (000's):
Subscribers - beginning of period                1,312         631        108%           702          435          61%
                                               -------     -------                   -------      -------
Gross subscriber additions                         126          58        117%           343          264          30%
Churn                                              (53)        (24)       121%          (165)        (111)         49%
                                               -------     -------                   -------      -------
Net subscriber additions                            73          34        115%           178          153          16%
Primestar conversions                                -          31       (100%)           77           75           3%
Acquired subscribers                                18           6        200%           446           39       1,044%
                                               -------     -------                   -------      -------
Subscribers - end of period                      1,403         702        100%         1,403          702         100%

Per Subscriber Data:
SAC per gross subscriber addition                 $462        $330         40%          $404         $349          16%
Monthly revenue per subscriber                  $48.10      $45.37          6%        $44.80       $43.94           2%
Monthly pre-marketing cash flow per
subscriber                                      $14.50      $12.81         13%        $13.46       $13.07           3%
------------------------------------------------------------------------------------------------------------------------------------

 *Net revenues and pre-marketing cash flow do not include the results of our discontinued cable operations, which were sold in September 2000.

**Net loss applicable to common shares and net loss per common share includes an extraordinary loss from the early extinguishment of debt of approximately $9.3 million and $6.2 million in the first quarter of 2000 and the fourth quarter of 1999, respectively, and a net gain of approximately $59.4 million on the sale of the Company's cable operations in the third quarter of 2000. In May 2000, Pegasus completed a two-for-one stock split of its Class A and Class B common stock. Per share amounts and shares outstanding reflect the stock split and its retroactive effect.

Results of Operations
---------------------

                Three Months Ended December 31, 2000 Compared to
                       Same Period Ended December 31, 1999

The Company's net revenues increased $103.5 million, or 105%, to $201.5 million for the quarter ended December 31, 2000 compared to the same period in 1999. Pre-marketing cash flow increased $33.0 million, or 127%, to $59.0 million for the quarter ended December 31, 2000 compared to the same period in 1999. The Company's net loss applicable to common shares increased $23.5 million to $73.9 million for the quarter ended December 31, 2000 compared to the same period in 1999.

DBS net revenues increased $104.1 million, or 118%, to $192.2 million for the quarter ended December 31, 2000 compared to the same period in 1999. The average monthly revenue per subscriber increased $2.73 to $48.10 for the quarter ended December 31, 2000 compared to $45.37 for the same period in 1999. The average monthly pre-marketing cash flow per subscriber increased $1.69 to $14.50 for the quarter ended December 31, 2000 compared to $12.81 for the same period in 1999. Pre-marketing cash flow increased $33.1 million, or 133%, to $58.0 million for the quarter ended December 31, 2000 compared to the same period in 1999. Subscriber acquisition costs increased $29.3 million, or 101%, to $58.4 million compared to the same period in 1999. Subscriber acquisition costs per gross subscriber addition totaled $462 for the quarter ended December 31, 2000 compared to $330 for the same period in 1999. The increase in subscriber acquisition costs was principally due to commissions under the seamless marketing agreement entered into with DIRECTV in August 2000. The Company capitalized $1.9 million of DBS subscriber equipment in the third quarter of 2000 related to rental units. This equipment, which is owned by the Company, is depreciated over a three-year period and the equipment costs are not included as a component of SAC in the Company's results of operations. On a pro forma basis, the Company's DBS subscriber penetration increased from 17.9% at September 30, 2000 to 18.9% at December 31, 2000.


                    Year Ended December 31, 2000 Compared to
                       Same Period Ended December 31, 1999

The Company's net revenues increased $294.7 million, or 91%, to $617.5 million for the year ended December 31, 2000 compared to the same period in 1999. Pre-marketing cash flow increased $85.8 million, or 93%, to $178.3 million for the year ended December 31, 2000 compared to the same period in 1999. The Company's net loss applicable to common shares increased $298,000 to $201.8 million for the year ended December 31, 2000 compared to the same period in 1999.

DBS net revenues increased $295.7 million, or 103%, to $582.1 million for the year ended December 31, 2000 compared to the same period in 1999. The average monthly revenue per subscriber increased $0.86 to $44.80 for the year ended December 31, 2000 compared to $43.94 for the same period in 1999. The average monthly pre-marketing cash flow per subscriber increased $0.39 to $13.46 for the year ended December 31, 2000 compared to $13.07 for the same period in 1999. Pre-marketing cash flow increased $89.7 million, or 105%, to $174.9 million for the year ended December 31, 2000 compared to the same period in 1999. Subscriber acquisition costs increased $52.2 million, or 44%, to $170.0 million compared to the same period in 1999. Subscriber acquisition costs per gross subscriber addition totaled $404 for the year ended December 31, 2000 compared to $349 for the same period in 1999. The increase in subscriber acquisition costs was principally due to enhanced commissions under the seamless marketing agreement. The Company capitalized DBS subscriber rental equipment totaling $12.2 million in 2000. On a pro forma basis, the Company's DBS subscriber penetration increased from 15.3% at December 31, 1999 to 18.9% at December 31, 2000.

Restated Results of Operations
------------------------------

The Company today also reported restated financial results for the second and third quarters of 2000. The revision is a result of an adjustment to the allocation of the purchase price and application of income taxes at the time of the acquisition of Golden Sky Holdings, Inc. While the reported second and third quarter losses will be reduced, the revision does not have an effect on the Company's cash flow or EBITDA. The Company will amend its reports filed with the Securities and Exchange Commission.


                 Three Months and Six Months Ended June 30, 2000

The Company's restated net loss applicable to common shares decreased $10.5 million to $61.8 million, or $0.22 to $1.26 for the quarter ended June 30, 2000 compared to the $1.48 net loss per common share as previously reported. The Company's restated net loss applicable to common shares decreased $10.5 million to $114.3 million, or $0.23 to $2.56 for the six months ended June 30, 2000 compared to the $2.79 net loss per common share as previously reported. The revision resulted in a decrease in amortization expense of $5.8 million and an increase in the benefit for income taxes of $4.7 million for the three-month and six-month periods ended June 30, 2000.


              Three Months and Nine Months Ended September 30, 2000

The Company's restated net loss applicable to common shares decreased $33.0 million to $13.6 million, or $0.60 to $0.25 for the quarter ended September 30, 2000 compared to the $0.85 net loss per common share as previously reported. The Company's restated net loss applicable to common shares decreased $43.5 million to $127.9 million, or $0.90 to $2.66 for the nine months ended September 30, 2000 compared to the $3.56 net loss per common share as previously reported. The revision resulted in a decrease in amortization expense of $8.7 million and $14.5 million and an increase in the benefit for income taxes of $24.3 million and $29.0 million for the three-month and nine-month periods ended September 30, 2000, respectively.

Furthermore, the Company is in the process of evaluating the allocation of the purchase price and application of income taxes related to the 1998 acquisition of Digital Television Services, Inc. If it is determined that a revision is warranted, it would be expected to reduce the net losses for periods following the acquisition and to have no effect on the Company's cash flow or EBITDA.


Conference Call
---------------

A conference call to discuss this news release, outlook for the first quarter of 2001 and other matters of interest will be held at 4:30 p.m. Eastern Standard Time today. The earnings conference call can be accessed by dialing (212) 346-6380. A web cast of the conference call can also be accessed over the Internet through Pegasus Communications' web site at (www.pgtv.com). The web cast will include supplemental information that will be helpful to participants in following the conference call discussion. A replay of the conference call will be available approximately one hour after it concludes and can be accessed by calling (800) 633-8284 and entering the pass code: 17847684.

About Pegasus
-------------

Pegasus Communications Corporation (www.pgtv.com) is one of the fastest growing media companies in the United States and serves approximately 1.4 million DBS subscribers in 41 states. Pegasus is the tenth largest multichannel video provider in the United States and the only publicly traded cable, satellite TV or Internet services company exclusively focused on providing services to rural and underserved areas. Through agreements with Liberate Technologies, Genuity, Hughes Network Systems and other companies, Pegasus is expanding the array of advanced digital products and services it offers through the more than 3,500 independent retailers in the Pegasus Retail Network to include interactive television, narrowband TV centric Internet access and broadband Internet access to TV's, PC's and other Internet access appliances.


Safe Harbor
-----------

Certain matters contained in this news release concerning the business outlook which are not historical facts, are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and will be considered forward-looking statements. Such forward-looking statements may be identified with words such as "we expect", "we predict", "we believe", "we project", "we anticipate" and similar expressions. Pegasus' actual results may differ materially from those expressed or indicated by forward-looking statements. There can be no assurance that these future events will occur as anticipated or that the Company's results will be as estimated. Factors which can affect the Company's performance are described in the Company's filings with the Securities and Exchange Commission. This press release also contains information about pending transactions and there can be no assurances that these transactions will be completed.


                                       ###


For further information, contact:
---------------------------------

Yolanda Robins                                   Jeff Majtyka/Brad Edwards
Pegasus Communications Corporation               Brainerd Communicators, Inc.
(610) 934-7000                                   (212) 986-6667
yrobins@pgtv.com                                 majtyka@braincomm.com
                                                 brad@braincomm.com


                                       ###


                      (Please see attached financial table)

                       Pegasus Communications Corporation
               SELECTED CONSOLIDATED STATEMENT OF OPERATIONS DATA


(Dollars in thousands)                                Three Months Ended Dec. 31,            Year Ended Dec. 31,
                                                              (unaudited)                        (unaudited)
                                                     ------------------------------     -----------------------------
                                                         2000              1999              2000              1999
                                                         ----              ----              ----              ----
Net revenues:
  DBS                                                   $192,224           $88,172          $582,075          $286,353
  Other                                                    9,305             9,903            35,433            36,415
                                                        --------          --------          --------          --------
                                                         201,529            98,075           617,508           322,768
                                                        --------          --------          --------          --------
Pre-marketing operating expenses:
  DBS                                                    134,252            63,267           407,177           201,158
  Other                                                    8,229             8,748            32,005            29,116
                                                        --------          --------          --------          --------
                                                         142,481            72,015           439,182           230,274
                                                        --------          --------          --------          --------
Pre-marketing cash flow:
  DBS                                                     57,972            24,905           174,898            85,195
  Other                                                    1,076             1,155             3,428             7,299
                                                        --------          --------          --------          --------
                                                          59,048            26,060           178,326            92,494
                                                        --------          --------          --------          --------

Subscriber acquisition costs                              58,352            29,054           169,998           117,774
                                                        --------          --------          --------          --------
Cash flow from operations:
  DBS                                                       (380)           (4,149)            4,900           (32,579)
  Other                                                    1,076             1,155             3,428             7,299
                                                        --------          --------          --------          --------
                                                             696            (2,994)            8,328           (25,280)
                                                        --------          --------          --------          --------

Incentive compensation                                     3,740               307             5,779             1,649
Corporate expenses                                         3,387             1,481             9,428             5,589
Depreciation and amortization                             62,663            22,676           194,810            91,007
Other expense, net                                         4,288             1,096             9,792             2,582
Interest expense                                          35,917            17,407           122,102            64,904
Interest income                                           (4,103)             (341)          (15,245)           (1,356)
Provision (benefit) for income taxes                     (41,329)           (4,861)         (100,320)           (8,892)
Income from discontinued cable operations                   (429)             (753)           (1,663)           (2,128)
Gain on sale of cable operations, net                          5                 -           (59,361)                -
Extraordinary loss on extinguishment of debt                   -             6,178             9,280             6,178
Preferred stock dividends                                 10,501             4,306            35,543            16,706
                                                        --------          --------          --------          --------
Net loss applicable to common shares                    ($73,944)         ($50,490)        ($201,817)        ($201,519)
                                                        ========          ========          ========          ========

Balance Sheet Data:                               As of Dec. 31, 2000
                                                  -------------------
Cash                                                    $223,432
Working capital                                          120,022
Total assets                                           2,836,452
Total debt                                             1,182,858
Total liabilities                                      1,844,532
Total equity                                             991,920
